UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 24, 2012

American Greetings Corporation

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-13859	34-0065325
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One American Road Cleveland, Ohio	44144
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 252-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Joseph B. Cipollone’s service as the principal accounting officer of American Greetings Corporation (“American Greetings,” the “company,” “we,” “us,” or “our”) terminated on May 24, 2012, in order for him to expand his role in the company’s enterprise resource planning initiative. Mr. Cipollone, who has held various positions with the company since joining in 1991, including most recently as our Vice President and Chief Accounting Officer, will continue with the company, serving as a Vice President with a leadership role in American Greetings’ enterprise resource planning initiative.

Also on May 24, 2012, we appointed Robert D. Tyler to Corporate Controller and Chief Accounting Officer. As such, Mr. Tyler will serve as the company’s principal accounting officer.

Since joining American Greetings in 2004 as Director, Corporate Accounting and Reporting, Mr. Tyler has served in a variety of accounting and controllership roles, including most recently as Corporate Controller. Prior to joining American Greetings, Mr. Tyler served in various corporate accounting and financial analysis roles at The Goodyear Tire and Rubber Company. He holds degrees in accounting and marketing from The University of Akron in Akron, Ohio, and is a Certified Public Accountant and Certified Management Accountant. Mr. Tyler is 47 years old.

There will be no immediate change in Mr. Tyler’s compensation in connection with his appointment as principal accounting officer. He will continue to receive his current base salary and remains eligible to earn additional compensation through the company’s Key Management Annual Incentive Plan and 2007 Omnibus Incentive Compensation Plan, as those plans may be amended from time to time. Mr. Tyler will also remain eligible to participate in the American Greetings Retirement Profit Sharing and Savings Plan as well as other customary employee benefit plans.

There is no arrangement or understanding between Mr. Tyler and any other person pursuant to which Mr. Tyler was appointed as Corporate Controller and Chief Accounting Officer. There are no transactions in which Mr. Tyler has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

American Greetings Corporation
(Registrant)

By:	/s/ Stephen J. Smith
Stephen J. Smith, Senior Vice President and Chief Financial Officer

Date: May 29, 2012

3